CORPORATE PARTICIPANTS

 Alison Ziegler Cameron Associates - IR

 Laurence Levy Rand Logistics, Inc. - Executive Chairman

 Scott Bravener Rand Logistics, Inc. - President - Lower Lakes

 Joe McHugh Rand Logistics, Inc. - CFO

 Ed Levy Rand Logistics, Inc. - President

CONFERENCE CALL PARTICIPANTS

 William Horner BB&T - Analyst

 John Tanwanteng CJS Securities - Analyst

 Ross Haberman Haberman Management - Analyst

 PRESENTATION

Operator

Good morning. My name is Jessica, and I will be your conference operator today. At this time, I would like to welcome everyone to the Rand Logistics Fiscal 2013 Year-End Conference Call.

(Operator Instructions)

I would now like to turn today's call over to Alison Ziegler from Cameron Associates, Rand's new Investor Relations counsel. Please go ahead.

 Alison Ziegler - Cameron Associates - IR

Thank you, Jessica. Good morning, ladies and gentlemen, and welcome to Rand Logistics fiscal 2013 yearend conference call. On the call today from the Company are Laurence Levy, Rand's Executive Chairman, Ed Levy, Rand's President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or otherwise beyond our control, and some of which might not even be anticipated.

Future events and actual results affecting our strategic plan, as well as our financial position, results of operations, and cash flows could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risk include, but are not limited to, the effect of the economic downturn in our market, the weather conditions on the Great Lakes, and our ability to maintain or replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the risk factor section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission today, June 12, 2013. And with that, I'd like to turn the call over to Mr. Laurence Levy. Go ahead, Laurence.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you, Alison, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results. Joe McHugh, Rand's CFO, will review the financial results, and Ed Levy, Rand's President, will provide further insight into fiscal 2014. We will then open the call up for your questions.

For our fiscal year ended March 31, 2013, we reported operating income, plus depreciation and amortization, of $28.3 million, down $2.9 million, or 9.3%, from $31.2 million in fiscal year 2012. The reduction in earnings, as compared to our prior fiscal year, is primarily related to the impact of the previously discussed operating incidents on two of our vessels. In addition, our fiscal year 2013 results include only a nominal contribution from the two vessels that we acquired in the third quarter of fiscal 2012. Our results were also adversely impacted by higher G&A costs, including approximately $1.0 million of nonrecurring items, primarily in the fourth quarter of fiscal 2013 and higher winterwork costs associated with the two acquired vessels, which only incurred minimal costs during our prior fiscal year.

We have introduced various action items during fiscal 2013, including completing the rebuild and expansion of our engineering team in response to the growth of the fleet, implementing and reinforcing a number of best practice operating protocols, and designing an incentive program to minimize operating incidents. As a result of disappointing fiscal 2013 results, we have reduced compensation for the senior executive team and have capped base salary increases at no more than 2% in fiscal 2014. Furthermore, because our bonus pools are calculated based on return on invested capital, no bonuses were payable for fiscal 2013.

Despite our disappointing results, we are pleased to note that -

•	In the aggregate, the operating results of 12 of our 16 vessels exceeded the operating budget in fiscal year 2013;

•	Vessel margin per day in fiscal 2013 equaled $10,697, the second highest in the Company's history;

•
We have renewed existing major customer contracts and gained additional market share. We are also being presented with a number of new business opportunities that will allow us to grow our business in the near-term;

•	Marine freight revenue and tonnage hauled increased 9.5% and 6.5%, respectively, in fiscal 2013 as compared to fiscal 2012;

•	Vessel operating performance, to date, in the 2013 sailing season indicates that many of the action items that we instituted have thus far been effective in improving operating performance; and

•
Both of the vessels that we acquired in the third quarter of fiscal 2012 have been in service since the start of the 2013 sailing season, and we are pleased with their performance to date. We continue to be enthusiastic about the highly strategic nature of these two vessels, both of which further strengthen our competitive market position within the river class segment of the Great Lakes market and enhance the efficiency of the remainder of the fleet by better enabling us to match fleet configuration with customer requirements.

In order to capitalize on future organic and acquisition growth opportunities and in response to our fleet expansion, as you know, we recently added a Vice President of Planning and Analysis. By adding this strategic position, our intention is to refine and expand our existing analytical capability, our measurement of performance metrics, and our monitoring of fleet data to optimize our asset utilization and contract performance. We believe that this will enhance the earnings potential of our vessels in coming seasons.

We are confident that the fundamentals of our business remain strong, including our high barriers to entry, our efficient operating structure, our non-duplicatable asset portfolio, and our extensive customer network. We believe that these attributes will allow us to continue to create stockholder value over time. Before I turn the call over to Scott to review our operations, I would also like to briefly comment on the positive corporate governance changes that we have made in the last several months. As announced yesterday, we have updated the organizational structure of Rand, and I have been appointed as Executive Chairman by our Board of Directors.

Under our new structure, I will set the strategic direction of Rand and focus on growth and acquisition initiatives, corporate culture, and organization building, while Ed Levy and Scott Bravener will oversee business operations. Rand's Chief Executive Officer position will remain unfilled. We will coordinate all of our efforts to continue to build Rand and maximize the value of our assets.

Our Board of Directors also recently named Mike Lundin as lead independent director and added an additional independent director, John Binion, who will also sit on the audit and compensation committees. These changes underline our commitment to an optimal corporate governance structure and an independent Board of Directors that represents all shareholder interests. With that, I'd like to turn the call over to Scott to review our operations. Scott?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

Thanks, Laurence. As you mentioned, our 2012 sailing season and fiscal 2013 operating performance were negatively impacted by two significant vessel operating incidents, which resulted in 123 lost sailing days and reduced vessel margin by $4.0 million compared to the prior year. We also experienced delays and startup issues on our two vessels acquired in the third quarter of fiscal 2012.

Combined, the two newly acquired vessels generated minimal vessel contribution and negatively impacted our overall vessel margin per day in fiscal year 2013.

As a result of the two vessel operating incidents and the delayed startup of the aforementioned two vessels, vessel margin per day decreased by 5.3%, or $604, to $10,697 per day for the fiscal year ended March 31, 2013, as compared to $11,301 for the same period ended March 31, 2012.

Excluding these four vessels, vessel margin would have been $12,333 per day, the highest in the Company's history. We estimate that the two aforementioned vessel incidents resulted in a reduction in vessel margins per day of $665. We believe that if lost days due to operating incidents in the 2013 sailing season are similar to our historic experience, our vessel margins per day could approach $12,000 after deducting the lease and insurance costs of the vessel that we have elected not to sail in fiscal 2014.

Our total sailing days increased by 201 days, or 5.4%, to 3,922 sailing days during fiscal year 2013 from 3,721 sailing days during fiscal year 2012. This, plus price increases, contributed to marine freight revenue increasing by 9.9%, excluding the impact of currency movement.

We believe that each of our vessels should, on average, achieve approximately 274 sailing days in an average Great Lakes season, assuming no major repairs or incidents and 5-year special surveys being performed during the winter layup period.

We operated 16 vessels during fiscal year 2013, including all three vessels acquired during fiscal 2012, compared to 14 vessels during fiscal year 2012. However, of the 16 vessels that we operated, one was only introduced into service on October 23, 2012. Our vessels sailed an average of approximately 245 sailing days during fiscal year 2013 compared to 266 sailing days during fiscal year 2012. Excluding the vessel that was introduced into service late in the season, the remainder of our fleet sailed for an average of 255 sailing days during fiscal 2013.

While overall demand for many of the commodities that we transport remain below their trailing five-year averages and customer order patterns were inconsistent during the 2012 sailing season, we were still able to increase our total tonnage carried by approximately 6.5%. Demand requirements across the end markets that we serve and the commodities that we transport varied meaningfully during the 2012 sailing season; specifically -

Aggregates represented approximately 50.4% of our total tonnage in fiscal 2013. While shipments decreased 3.6%, lakes-wide, during the 2012 sailing season versus 2011 and remain below their five-year average, our shipments were up 19.4% in fiscal 2013. As I have mentioned previously, the majority of our aggregates are used in construction end markets. We are projecting a 16% increase in aggregate tonnage hauled in fiscal 2014, primarily as a result of an expected increase in available sailing days.

Iron ore represents approximately 15.3% of our total tonnage. Shipments increased by 0.4%, lakes-wide, during 2012. Our shipments increased 12.6% during the 2012 sailing season as compared to the same period in 2011. We are projecting that our iron ore tonnage will decrease by approximately 6% in fiscal 2014, as a result of a decline in North American demand for this commodity.

Coal comprised approximately 13.6% of our total tonnage. Shipments lakes-wide decreased 8.2% during 2012 versus 2011. Lower Lakes increased coal shipments by approximately 5.4% during fiscal year 2013, primarily as a result of our participation in the overseas export coal movement. Given the specific needs of our customer base, we do not believe that we have meaningful exposure to them switching to gas power generation from coal.

Salt represented approximately 8% of our total tonnage. Our salt tonnage decreased by 34.1% during fiscal year 2013 versus fiscal 2012, due to an abnormally dry 2012 winter in the Great Lakes region. We forecasted this decline, which resulted in a reduction in profitability of close to $2.0 million. We expect our salt total tonnage will increase in the 2013 sailing season as a result of market share gains. We are projecting that, excluding market share gains, it will remain as much as 30% below normal levels, as the Great Lakes region experienced its second consecutive winter with below average precipitation.

Grain represents approximately 9.8% of our total tonnage. The grain tonnage that we carry increased by 0.5% during fiscal year 2013 versus fiscal year 2012, despite a challenging overall grain crop. We are projecting that our grain tonnage will increase 7% in fiscal 2014. All of our dedicated grain vessels were operating at the beginning of the 2013 sailing season. In the past ten days, we laid up two of these vessels. One of these two vessels returned to service this week, and the second is in seasonal layup, which is consistent with prior years.

To help us meet our 2013 sailing season operating objectives, we completed our rebuild and expansion of our engineering department in 2012. We implemented and reinforced a number of best practices and protocols to improve the performance of our fleet, including upgrading our shipboard personnel and enhancing our maintenance audit procedures. We have also introduced a new incentive structure, which is directly tied to reducing vessel downtime caused by operating incidents.

The implementation of new processes, procedures, and more rigorous oversight were key reasons, we believe, for the on-budget and on-time completion of our 5-year special surveys and capital investments this past winter. In addition, this is the first sailing season in the last three that we are not integrating a new vessel into our fleet or completing a major capital project on one of our vessels. Therefore, our focus is dedicated to the effective operation of our fleet.

Thus far, in the 2013 sailing season, we are pleased with the operating performance of the fleet. We believe that we are beginning to see the results of many of the changes in operating procedures that have been implemented over the past couple of years. We have not lost any sailing days due to incidents for the period ended May 31, compared to 49 days lost for the comparable period last season. Vessel operating delays due to mechanical issues declined 49%, or 16.3 days, versus the comparable period last year. The decrease in vessel operating days due to incidents has been offset by higher than anticipated weather and traffic delays, year-to-date, versus the same period one year ago.

During the 2013 winter layup, capital expenditures and 5-year special survey expenses, excluding the vessel modifications completed on the two vessels acquired in the third quarter of fiscal 2012, equaled approximately $12.5 million, which was consistent with our budget. Broadly, our capital expenditures and 5-year special survey expenses incurred in this past winter season can be grouped into three general categories -- routine capital expenditures of $3.9 million, 5-year special surveys, of which we completed three in fiscal 2013, which equaled $2.2 million, and vessel life extensions and discretionary projects intended to improve a vessel efficiency of $6.4 million.

In fiscal 2014 and 2015, our 5-year special survey expenses will decline significantly. Our vessels are required to undergo a comprehensive dry-docking and special survey every five years. For the years ended March 31, 2012, and March 31, 2013, we had a total of ten such dry-dockings and special surveys, a disproportionately high number considering the size of our fleet. We only have three such five year surveys over the next two winter seasons.

With the organizational and operational changes we have put in place and the current status of our fleet, we remain enthusiastic about our prospects for the 2013 sailing season. With that, I'd like to turn the call over Joe McHugh for a review of the financial results. Joe?

 Joe McHugh - Rand Logistics, Inc. - CFO

Thanks, Scott. I would now like to provide a more detailed explanation of our financial results for the year ended March 31, 2013, compared to the same period in fiscal year 2012.

Total revenue for the year was $156.6 million, an increase of 6.0%. The increase was primarily attributable to higher freight revenue, partially offset by reduced fuel surcharges and the effect of a slightly weaker Canadian dollar.

Marine freight and related revenue generated from Company operated vessels increased by $10.2 million, or 9.5%, to $117.8 million. Excluding the impact of currency changes, freight revenue increased 9.9% on increased tonnage hauled of 6.5%. The increase was primarily attributable to contractual price increases and 201 net additional sailing days.

Marine freight and related revenue per sailing day increased $1,113, or 3.8%, to $30,035 per sailing day. This increase was offset by a slightly weaker Canadian dollar and approximately 34% decrease in salt tonnage hauled, due to an abnormally dry 2012 winter in the Great Lakes region. We also experienced inconsistent customer demand throughout fiscal year 2013, which impacted the efficiency of our delivery patterns.

Fuel and other surcharges decreased by $1.5 million, or 3.8%, to $37.4 million. This decrease was attributable to reduced fuel prices and a weaker Canadian dollar, offset by an increased number of sailing days.

Vessel operating expenses increased by $7.6 million, or 7.8%, to $104.9 million. This increase was attributable to 201 additional sailing days due to three additional vessels acquired in fiscal 2012. Vessel operating expenses per sailing day increased $604, or 2.3%, to $26,746 per sailing day.

Repairs and maintenance, which primarily consist of expensed winter work, increased $1.2 million to $8.4 million. Approximately $7.6 million, or $474,000 per vessel, was spent in the fourth quarter of fiscal 2013. The per vessel winter work and fit out amount was higher than usual, due to one-time winterwork expenditures on the two vessels acquired in the third quarter of fiscal 2012. Excluding these two vessels, winterwork and fit-out costs per vessel equaled $424,000, which is consistent with historical levels.

Our general and administrative expenses increased $2.5 million to $13.5 million. We estimate that over 40% of the increase in G&A costs was non-recurring in nature. The increase included approximately $1.2 million due to legal costs, increased engineering and business system consulting costs, a lender amendment, bank fees, and employee travel costs. An additional $1.0 million of increased G&A expenses included higher compensation and benefit costs related in part to an expanded engineering and IT infrastructure. Our general and administrative expenses represented 11.4% of Marine freight revenues. During the fiscal year ended March 31, 2013, $4.1 million of our general and administrative expenses were attributable to our parent company, and $9.4 million were attributable to our operating companies.

The Company's operating income decreased $7.1 million to $8.1 million for fiscal 2013. Operating income plus depreciation and amortization decreased 9.3%, or $2.9 million, to $28.3 million.

As reported in our fiscal second quarter, we recognized the loss on extinguishment of debt of $3.3 million, which comprised the write-off of the unamortized deferred financing costs in connection with previously existing financing arrangements.

Finally, I'd ask you to turn to slide 13 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization, since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions. Now I'd like to turn the call over to Ed to discuss our outlook for fiscal year 2014. Ed?

 Ed Levy - Rand Logistics, Inc. - President

Thanks, Joe. The 2013 sailing season is the first in several years in which we have not added new capacity to our fleet. As such, we will not incur the start-up inefficiencies or learning curve issues inherent with the type of growth that we have experienced over the prior 24 months. Without a major capital project or acquisition to integrate, we were also able to spend the past winter season focused solely on preparing for the 2013 sailing season.

Over the last several months, we have renewed and secured several new contracts, illustrating the continued confidence that our customers have in the services that we provide. Certain of these new contract wins will allow us to increase the efficiency and utilization of our fleet in the 2013 sailing season. We are in the process of pursuing a number of new business opportunities for the 2014 sailing season and, based on initial customer feedback, believe that we are well positioned to continue to secure this business and maximize the efficiency of our trade networks.

Based on our current order book, as well as our first quarter results to date, we are projecting that our total tonnage hauled will increase by up to 11% in fiscal 2014 as compared to fiscal 2103. As Scott mentioned, due to customer demand requirements, we are projecting that the mix of commodities hauled in the 2013 sailing season will be skewed towards aggregate and away from iron ore, as compared to the 2012 sailing season.

The projected increase in tons hauled in the 2013 sailing season is due in part to an increased number of anticipated sailing days. We are currently projecting operating our vessels for 3,986 sailing days in our current fiscal year. The 64 day increase in projected sailing days versus fiscal 2013 includes a full year of operation of the vessel that we introduced into service in October 2012.

In addition, we are projecting that lost days, due to significant incidents, will be more consistent with our historical experience. As we have previously disclosed, we will not operate one of our self unloading vessels in the 2013 sailing season. This vessel sailed for 251 days in fiscal 2013. This offset is netted in the aforementioned gain in sailing days.

At the present time, we are in discussions regarding restructuring the terms of the existing lease with the owner of the vessel that we have elected to lay up in fiscal 2014. Management believes that the existing lease must be restructured to justify the capital investment necessary to complete the vessel's 5-year special survey. While there is no certainty regarding the outcome of these negotiations, we remain committed to ensuring that we receive an acceptable return on capital from any investment that we make. The annual carrying cost for this vessel is approximately $1.0 million and is primarily comprised of lease payments and insurance.

Our projections assume a deterioration in first quarter water levels in the 2013 sailing season as compared to the comparable period last year. However, we are currently experiencing an improvement in water levels. Water levels on Lake Superior increased by nine inches in May, more than twice the normal monthly increase and the second most for any month since 1918, thanks to late snow and a cold spring that held back runoff until ice and snow melted. While Lake Superior's water level is still seven inches below its long-term average, as of June 1, it is now three inches above its level at this time last year. Both Lakes Huron and Michigan continued their large increase from near record lows in late winter. These lakes rose another five inches in May, compared to the usual three inches increase for the month. These lakes remain 20 inches below their long-term average and two inches below the May 1st level of 2012. However, both Lake Huron and Michigan are recovering from seasonal winter lows at one of their fastest paces in history.

Notwithstanding our expectation that our salt tonnage will be below normal, the impact of our tonnage mix being skewed towards aggregate, absorbing the carrying cost of the laid up vessel, and the impact of potential low water levels, we are projecting that our vessel margin per day will approximate $12,000 in fiscal 2014, which will be the highest in the Company's history. We anticipate G&A expenses will be approximately $12.5 million in fiscal 2014, which represents a 7.2% decrease, as compared to fiscal 2013.

We are projecting interest expense to equal approximately $9.5 million in fiscal 2014 and capital expenditures, excluding any modification to the leased vessel that we have elected not to operate in the 2013 sailing season, of $14.2 million. Our capital expenditure budget includes two 5-year special surveys. With that, I would like to open the lines up for questions. Operator?

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Kevin Sterling, BB&T.

 William Horner - BB&T - Analyst

 Morning, guys. This is actually William Horner on for Kevin.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Morning, William.

William Horner - BB&T - Analyst

Laurence -- congratulations on your new role as Executive Chairman, and I was hoping you could maybe expand upon that a little bit and your decision to step aside as CEO, and also, maybe, the decision to leave that position unfilled for the time being.

Laurence Levy - Rand Logistics, Inc. - Executive Chairman

So, William, over the last several months, we as a board have had a keen focus on corporate governance and what is the most updated view of appropriate corporate governance for a Company our size, since we have grown quite significantly since our commencement as a Company about eight or nine years ago. As you are aware, based on the work that we did, we concluded that we should appoint a lead director, and we appointed Mike Lundin to that role. We also appointed John Binion as a new independent director, and I would highlight that that brought our independent directors on the board to two-thirds of our total board, which is consistent with recommendations that we received.

And, consistent with that general theme, in discussions with the board, we concluded that I be appointed as Executive Chairman. We think it's an efficient role, considering the size of the Company and the scale that it's grown to and would enable a clearer definition of the roles that each of us is going to be playing in the Company's growth as we move forward.

As we've indicated, I personally will be very focused on strategy, growth, corporate building; I'll also be spending some time with Ed and Scott on operations, which will be their primary focus, and we will certainly all continue to interact to build and grow the Company. So, it's a combination of both corporate governance and what we think is the most effective operating structure, going forward, considering the scale, size, and future objectives of the Company, William.

We also discussed the Chief Executive Officer role, in answer to your question, and we think that it is a role that we can operate very effectively without filling, as we have excellent shipping expertise based in Port Dover. Scott is highly regarded in the industry and, certainly, by our board and management team, and we think we have a very effective team to lead this Company going forward.

 William Horner - BB&T - Analyst

Okay, great. Thanks, Laurence. That's helpful. And, Ed or Scott, if we could get back to the vessels for a second, I was hoping you could expand on the decision to lay up the Tecumseh and the Manitoba. I know you said one vessel came back into service last week, and the other one is out, due to normal seasonality. And if I'm not mistaken, I think, last year, you lost about 75 sailing days, maybe a few more than that, due to the similar decision. I was wondering if you could maybe quantify the number you expect to lose this year. Is it going to be similar to last year?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Go ahead, Scott.

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

Yes, William, the Tecumseh, as you know, is a time chartered vessel, and the decision to lay that vessel up is up to the charterer. They had a temporary shortage in product; that vessel's now back out operating. The other vessel in layup, the Manitoba, was budgeted this year to lay up for 60 days, so we don't expect any impact on our projections.

 William Horner - BB&T - Analyst

Okay. Well, then, following up with that, the $12,000 per day margin that you all are forecasting, Ed, I think you mentioned this in the prepared remarks -- but this assumes the impact from those budgeted layups, correct?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

William, this is Laurence. Yes. I mean, in estimating the $12,000 per day, we've taken everything into account, including the seasonal layups that we normally anticipate for our vessels, as well as the low water levels, the fact that salt, right now, as we've described, is below long-term expectations. So, all of that is baked into our underlying assumptions right now.

 William Horner - BB&T - Analyst

Okay, great. Thanks, Laurence. And it looks like, obviously, April and May, we had some good weather. I know the Corps are projecting water levels to rise. You all mentioned that they're coming up pretty decently. Are we optimistic that we can maybe stay above the levels that we had in the 2012 sailing season? I know we're not going to get back to normal levels, but just trying to get you all's pulse on it that things are definitely improving and hopefully should stay pretty stable the remainder of the year.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Scott, go ahead.

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

William, just to answer that, I guess, partially, two questions there. We did have a little slower start than expected to the year, due to the weather conditions. We had, still, heavy ice conditions starting the year. We had some vessel delays as a result of that. We've had unsettled weather conditions through the spring, with flooding in several of the ports that we service and rivers -- we've experienced some delays in the Saginaw Valley as a result of that. But the good thing about it is it has raised water levels, so -- April was a little slower start. May was a very good month for the Company.

As far as water levels, right now, two of the five lakes that we operate on are above their levels of last year at this time, and three of them are just minimally below the levels of last year, so they're quite comparable to last year's water levels at this point. Where we'd seen the falloff last year was with the drought and that, in the last two quarters of last year. The lake levels, as you know, are cyclical -- but we've seen much further deterioration in water levels last fall, as a result of the drought. We've seen -- as Ed touched upon here, this is one of the quickest rebounds in history, but it's really due to the abnormal amounts of rainfall we've had in the region over the last two months.

 William Horner - BB&T - Analyst

Right. Okay. Thanks, Scott. And then, just getting back to your commodities, it sounds like you all are making some progress within your salt and aggregates business. Salt -- you mentioned that, excluding the market share gains that you've gotten this year, you expect levels to remain, I guess, 30% below normal. So, is that 30% below normal, I guess, in line with the levels you saw last year? Is that the right way to think about that? And not another 30% down?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

 No, no. It's in line with what we've seen last year; a slight improvement, but our main improvement has been due to market share gains.

 William Horner - BB&T - Analyst

Okay. And then, I guess, on your outlook for this year and into next year, hopefully -- obviously, a lot of it's dependent on the winter weather that we're going to get this coming season, but where do customer inventories stand, and what do we need to see to get salt kind of back up into more normalized levels?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

We did see some increased reduction in inventories in April. Late in March and April, we had a lot more snowfall and weather patterns in the region than normal, and that did serve to reduce some of the inventories, but we need another winter of normal to above normal precipitation to reduce those inventories and get production levels back up to the normal pattern.

 William Horner - BB&T - Analyst

Okay. And then, sticking with market share gains, I guess, in your aggregates business, sounds like you are getting some traction there, and your mix is shifting towards that a little bit. It sounds like you're really starting to see those sweet efficiencies that you all have preached about -- getting your best practices aligned and getting vessels where you're needing to go. So, how much more room do we have within aggregates, maybe, to kind of increase in tonnage opportunities the next year or two?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

Well, our big gain last year in aggregate was in market share. This year, we have some of our existing customers with increased requirements, so the large part of our tonnage jumping up this year is the fact that we're projecting our vessels to operate on more normal lost time ratios and loss of sailing days. We had an abnormal amount of lost sailing days last year, and this year, to date, as you've seen, we haven't had any, and so, we expect to certainly be back to normal on that. That results in a significant amount of extra aggregate tonnage being carried.

 William Horner - BB&T - Analyst

Okay. That's helpful. Guys, that's all I've got. Congratulations on the first couple months of the year. I know April was tough, but sounds like things are picking back up a little bit and I appreciate your time today.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you, William.

Operator

John Tanwanteng, CJS Securities.

 John Tanwanteng - CJS Securities - Analyst

Morning, guys. Thanks for taking my questions.

Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Good morning.

 John Tanwanteng - CJS Securities - Analyst

Just a little clarification on the open CEO position. Will you be looking to fill that spot eventually via internal promotion or external hires, or is that going to remain unfilled for the long-term?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

We intend that it will remain unfilled. We think we have a very effective structure. The board gave very careful and serious consideration to the optimal structure, and we believe that the current structure reflects the best outcome of those considerations.

 John Tanwanteng - CJS Securities - Analyst

Got it. Okay. And then, clearly, you had a lot of non-recurring expenses from head count, investments, improvements, et cetera. I know you gave G&A guidance, but how should we expect total operating expenses to trend going forward?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Scott, you want to give a perspective there?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

I think Joe could touch upon that. We did discuss our G&A is decreasing this year by 7.2%, I believe.

 Joe McHugh - Rand Logistics, Inc. - CFO

Right. We're going to go down to about $12.5 million this year. We had some onetime items in there last year and the full year effect of people we added in the IT and engineering function. So I think, going forward, it'll generally be closer to the cost of inflation or less. We don't anticipate any more onetime items.

 John Tanwanteng - CJS Securities - Analyst

Okay. And then, maybe a little bit more on your end markets, relative to your expectations and what you've seen in the June quarter. Have there been any surprises or outliers in demand or customer patterns? I know you guys had increased traffic issues. Maybe you could expand on that.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Go ahead, Scott.

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

Yes, John, just to add to the last point where you asked on the operating expenditure side of the vessels, too, we've pretty much held the line on the operating budgets for the vessels this year, so with that below CPI increase in our operating expense -- on the operating side of the ledger.

As far as traffic patterns and that, this year -- this spring, starting -- with the wet spring that we've had, it has had an impact on aggregate shipments to date, and demand on the aggregate side, because construction is affected by the wet weather patterns. So we have seen reduced aggregate shipments that has affected our scheduling, to some degree. And, as I said, between weather and traffic, the delays there have offset our improvement in vessel delays on the operating side, marginally, so far this year, but if we see that trend continue through and the traffic and weather improve as we move forward, that should improve significantly.

 John Tanwanteng - CJS Securities - Analyst

Okay. And you're not seeing anything surprising besides that?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

 No. The only thing has been the impact on the aggregates being such a large portion of our trade. It has been a little scratchy, due to the construction being affected by -- we've just had a ton of rain up in this region for the past two months.

 John Tanwanteng - CJS Securities - Analyst

Okay, got it. And then, just back on the water levels, how much water impact do you have built into the rest of the year? At what point do you see it impacting your vessel margin, if it goes up or down, I guess.

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

As far as water levels, we do not expect, at this point, any further deterioration from the levels that we've seen last year. So we do not see any further deterioration in our operating profitability, due to reduced water levels.

 John Tanwanteng - CJS Securities - Analyst

Okay. And then, finally, can you talk, maybe, about the expected impact of strategy and/or planning improvements as a result of your new hire of a VP? Are you expecting to, say, have a ramp in vessel margin through the year, or what's the plan?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

I don't think that's something you'll see the immediate impact tomorrow on, but it's more of a longer term thing, John, where -- just give us the ability to do some better analytics of what we're doing, in general, how we're pricing our services, etcetera. Over time, we expect to see a significant payback on that investment.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

We also are able to do a lot more analytics on the effectiveness of our vessels, the operating performance, the exact reason for any lost time, which we think will really give us far greater visibility into operations and where we can tweak improvements, which, over time, will clearly result in significant overall profitability gains. But as Scott says, it is going to take some time, but we are confident there will be a very good return on investment.

 John Tanwanteng - CJS Securities - Analyst

Okay. Do you expect to see at least some improvement in the current year?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

I think that's already built into the numbers that we have described. Obviously, there are several positives, and there are some challenging aspects of the business right now, with reduced salt and low water levels, etcetera, and all of those, collectively, are built into the indications we've given for vessel margin per day.

 John Tanwanteng - CJS Securities - Analyst

Okay, great. Thank you very much, guys. I appreciate your time.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you, John.

Operator

Ross Haberman, Haberman Management.

 Ross Haberman - Haberman Management - Analyst

Morning, gentlemen. How are you? A quick question for Scott. Scott, you guys have been talking about inefficiencies in terms of your scheduling. Could you talk about that? You think that'll be less of an issue this year, because you've been saying that that's been a problem as long as I've been listening to these calls for a number of years now. You think you've worked a lot of those efficiencies out, or time will tell?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

Ross, I guess, the answer to that is two-fold. Those scheduling efficiencies have improved as we've increased the size of the fleet. What's caused us inefficiencies in the past couple of years has been the inordinate amount of incidents we've had within the fleet, which is scheduling replacement vessels in cargos that have caused inefficiencies in our scheduling. If we're able to continue on our present track of improvement in that area, then, yes, we will improve. We will reduce those inefficiencies significantly.

 Ross Haberman - Haberman Management - Analyst

Just one quick question. You were talking about the number of ships you have working. This year, it's going to be a total of 15 ships, with your one ship you laid up. Is that correct?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes

We operate 16 ships in total, one self-unloader, which we're not operating this year at all. We have not budgeted to operate. And we have one bulker tied up right now, and it was budgeted to be tied up for 60 days this year.

 Ross Haberman - Haberman Management - Analyst

Okay. And just one quick, quick question for Ed. Ed, any headway on the preferred, and what's your expectations there?

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Ross, this is Laurence. Yes, we are continuing to work on that. As we have described in prior calls, it is a significant opportunity for shareholder value creation, in our view, and we are actively pursuing alternatives and are continuing to make progress. But these things do take some time, so we'll keep the market apprised as we reach a conclusion on that.

 Ross Haberman - Haberman Management - Analyst

Can I just ask just a numbers question? How much accrued interest is in your liability section for that preferred today, or as of the end of the quarter?

 Joe McHugh - Rand Logistics, Inc. - CFO

That's actually accrued preferred stock dividends. It's not accrued interest.

 Ross Haberman - Haberman Management - Analyst

Sorry. Yes.

 Joe McHugh - Rand Logistics, Inc. - CFO

And that amount is $13.5 million, as of March 31.

 Ross Haberman - Haberman Management - Analyst

Okay. Thanks, guys. The best of luck.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you, Ross.

Operator

We have reached our allotted time for questions. I would now like to turn the call back to Mr. Laurence Levy for closing remarks.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you very much, Jessica. I would like to thank all of you for participating on today's call. We thank you for your interest in Rand, and we look forward to keeping you apprised as we progress through the sailing season.

Operator

Thank you. This does conclude today's conference call. You may now disconnect your line.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

Thank you.